EXHIBIT 99.1

News Release

Phil Satre Elected to IGT Board of Directors

(Las Vegas, NV – January 28, 2009) – International Game Technology (NYSE: IGT) announced today that its board of directors elected former Harrah’s Entertainment Chairman and CEO Phil Satre to serve as a director for the company.

“To add a director of Phil’s caliber, who brings valuable related gaming industry knowledge as well as broad business and board service experience, is a great plus for our company,” said TJ Matthews, IGT chairman and CEO.

Satre, 59, was formerly the chairman of the board of Harrah's Entertainment, Inc., before retiring in 2005. He also served as Harrah's CEO for 10 years and held numerous top management positions during his 25-year career with that organization. He is currently the chairman of NV Energy, Inc. He is also on the boards of Nordstrom, Inc., Rite Aid Corporation, the National Center for Responsible Gaming and Nevada Cancer Institute. He is a trustee of Stanford University and vice chairman of the National World War II Museum in New Orleans, Louisiana.

Satre will officially join the IGT board effective upon obtaining applicable regulatory approval. He will serve through the annual meeting of shareholders to be held Tuesday, March 3, 2009 where his name will be added to the slate of directors proposed for election to serve through the 2010 annual meeting. A supplement to the Proxy Statement is being provided to shareholders with additional information and voting instructions.

International Game Technology (www.IGT.com) is a global company specializing in the design, development, manufacturing, distribution and sales of computerized gaming machines and systems products.

Contact:

Bill Allsup

Investor Relations

1-866-296-4232
www.IGT.com

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